Exhibit 99.1

Investor Relations
(212) 479-3150

NEW RESIDENTIAL ANNOUNCES FOURTH QUARTER & FULL YEAR 2016 RESULTS

NEW YORK - (BUSINESS WIRE) - February 21, 2017 - New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today reported the following information for the fourth quarter and full year ended December 31, 2016:

FOURTH QUARTER FINANCIAL HIGHLIGHTS:
▪	GAAP Net Income of $225 million, or $0.90 per diluted share
▪	Core Earnings of $155 million, or $0.62 per diluted share*
▪	Common dividend of $115 million, or $0.46 per share

FULL YEAR 2016 FINANCIAL HIGHLIGHTS:
▪	GAAP Net Income of $504 million, or $2.12 per diluted share
▪	Core Earnings of $511 million, or $2.14 per diluted share*
▪	Common dividend of $443 million, or $1.84 per share

	Q4 2016	Q3 2016	Year Ended December 31, 2016	Year Ended December 31, 2015
Summary Operating Results:
GAAP Net Income per Diluted Share	$0.90	$0.41	$2.12	$1.32
GAAP Net Income	$225 million	$99 million	$504 million	$269 million

Non-GAAP Results:
Core Earnings per Diluted Share*	$0.62	$0.51	$2.14	$1.92
Core Earnings*	$155 million	$124 million	$511 million	$389 million

NRZ Common Dividend:
Common Dividend per Share	$0.46	$0.46	$1.84	$1.75
Common Dividend	$115 million	$115 million	$443 million	$355 million

*Core earnings is a non-GAAP measure. A reconciliation of Core Earnings to GAAP Net Income is set forth below.

Fourth Quarter 2016 & Subsequent Highlights:

•	MSRs
w	During the quarter, New Residential acquired or agreed to acquire MSRs totaling $154 billion UPB for an aggregate purchase price of approximately $1.1 billion.
w
In January 2017, New Residential agreed to acquire approximately $97 billion UPB of seasoned Agency MSRs from CitiMortgage, Inc. (“Citi”) for a purchase price of approximately $950 million. (1) The acquisition of the MSRs is expected to close in the first quarter of 2017, subject to government-sponsored enterprise (“GSE”) and regulatory approvals and other customary closing conditions.

•	Servicer Advances
w	During and after fourth quarter, New Residential continued to improve funding by securing fixed-rate financing, lowering cost of funds and extending maturities.
▪
During the quarter, the Company refinanced $1.4 billion of floating rate debt with $500 million of three-year and $400 million of five-year fixed rate notes issued in October 2016, and $500 million of three-year fixed rate notes issued in November 2016.  In addition, the Company issued $400 million of four-year fixed rate term notes in February 2017.

▪
In December 2016, the Company refinanced $800 million of fixed rate term notes with a weighted average maturity of 1.3 years and weighted average cost of funds of 3.59% with $400 million of four-year and $400 million of five-year fixed rate notes with a weighted average cost of funds of 3.48% per annum.

•	Other Activity
w
Consumer Loan Refinancing - In October 2016, New Residential completed a $1.7 billion refinancing of the SpringCastle consumer-loan backed securitization, reducing the blended cost of funds from 4.5% to 3.6%.

w
Call Rights - During the quarter, New Residential called 14 seasoned Non-Agency RMBS deals with an aggregate UPB of approximately $417 million and securitized approximately $274 million UPB of performing loans acquired as part of the Company’s call rights strategy.

w	Equity Offering - New Residential raised $834 million of net proceeds in February 2017 to help fund the Citi MSR purchase and other investments.
(1)
Citi MSR UPB calculation is as of December 31, 2016. Stated purchase price is based on December 31, 2016 UPB. Final purchase price of the Citi MSR portfolio is subject to certain adjustments such as amortization of the MSR portfolio.

ADDITIONAL INFORMATION
For additional information that management believes to be useful for investors, please refer to the latest presentation posted on the Investor Relations section of the Company’s website, www.newresi.com.  For consolidated investment portfolio information, please refer to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website, www.newresi.com.

EARNINGS CONFERENCE CALL
New Residential’s management will host a conference call on Tuesday, February 21, 2017 at 8:00 A.M. Eastern Time.  A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-281-456-4044 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Fourth Quarter & Full Year 2016 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Tuesday, March 7, 2017 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “68534284.”

Condensed Consolidated Statements of Income
($ in thousands, except share and per share data)

	Years Ended December 31,
	2016	2015	2014
	(Unaudited)

Interest income	$1,076,735	$645,072	$346,857
Interest expense	373,424	274,013	140,708
Net Interest Income	703,311	371,059	206,149

Impairment
Other-than-temporary impairment (OTTI) on securities	10,264	5,788	1,391
Valuation provision (reversal) on loans and real estate owned	77,716	18,596	9,891
	87,980	24,384	11,282

Net interest income after impairment	615,331	346,675	194,867

Servicing revenue, net	118,169	-	-
Other Income
Change in fair value of investments in excess mortgage servicing rights	(7,297)	38,643	41,615
Change in fair value of investments in excess mortgage servicing rights, equity method investees	16,526	31,160	57,280
Change in fair value of investments in servicer advances	(7,768)	(57,491)	84,217
Earnings from investments in consumer loans, equity method investees	-	-	53,840
Gain on consumer loans investment	9,943	43,954	92,020
Gain on remeasurement of consumer loan investment	71,250	-	-
Gain (loss) on settlement of investments, net	(48,800)	(19,626)	31,297
Other income (loss), net	28,483	5,389	14,819
	62,337	42,029	375,088

Operating Expenses
General and administrative expenses	38,570	61,862	27,001
Management fee to affiliate	41,610	33,475	19,651
Incentive compensation to affiliate	42,197	16,017	54,334
Loan servicing expense	44,001	6,469	3,913
Subservicing expense	7,832	-	-
	174,210	117,823	104,899

Income Before Income Taxes	621,627	270,881	465,056
Income tax expense (benefit)	38,911	(11,001)	22,957
Net Income	$582,716	$281,882	$442,099
Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$78,263	$13,246	$89,222
Net Income Attributable to Common Stockholders	$504,453	$268,636	$352,877

Net Income Per Share of Common Stock
Basic	$2.12	$1.34	$2.59
Diluted	$2.12	$1.32	$2.53

Weighted Average Number of Shares of Common Stock Outstanding
Basic	238,122,665	200,739,809	136,472,865
Diluted	238,486,772	202,907,605	139,565,709

Dividends Declared per Share of Common Stock	$1.84	$1.75	$1.58

Condensed Consolidated Balance Sheets
($ in thousands)

	December 31, 2016	December 31, 2015
Assets	(Unaudited)
Investments in:
Excess mortgage servicing rights, at fair value	$1,399,455	$1,581,517
Excess mortgage servicing rights, equity method investees, at fair value	194,788	217,221
Mortgage servicing rights, at fair value	659,483	-
Servicer advances, at fair value	5,706,593	7,426,794
Real estate securities, available-for-sale	5,073,858	2,501,881
Residential mortgage loans, held-for-investment	190,761	330,178
Residential mortgage loans, held-for-sale	696,665	776,681
Real estate owned	59,591	50,574
Consumer loans, held-for-investment	1,799,486	-
Cash and cash equivalents	290,602	249,936
Restricted cash	163,095	94,702
Trades receivable	1,687,788	1,538,481
Deferred tax asset, net	151,284	185,311
Other assets	291,586	239,446
	$18,365,035	$15,192,722

Liabilities and Equity

Liabilities
Repurchase agreements	$5,190,631	$4,043,054
Notes and bonds payable	7,990,605	7,249,568
Trades payable	1,381,968	725,672
Due to affiliates	47,348	23,785
Dividends payable	115,356	106,017
Accrued expenses and other liabilities	170,950	58,046
	14,896,858	12,206,142

Commitments and Contingencies

Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 250,773,117 and 230,471,202 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	2,507	2,304
Additional paid-in capital	2,920,730	2,640,893
Retained earnings	210,500	148,800
Accumulated other comprehensive income (loss)	126,363	3,936
Total New Residential stockholders’ equity	3,260,100	2,795,933
Noncontrolling interests in equity of consolidated subsidiaries	208,077	190,647
Total Equity	3,468,177	2,986,580
	$18,365,035	$15,192,722

NON-GAAP MEASURES AND RECONCILIATION TO GAAP NET INCOME
New Residential has four primary variables that impact its operating performance: (i) the current yield earned on the Company’s investments, (ii) the interest expense under the debt incurred to finance the Company’s investments, (iii) the Company’s operating expenses and taxes and (iv) the Company’s realized and unrealized gains or losses, including any impairment, on the Company’s investments. “Core earnings” is a non-GAAP measure of the Company’s operating performance, excluding the fourth variable above and adjusts the earnings from the consumer loan investment to a level yield basis. Core earnings is used by management to evaluate the Company’s performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are generally limited to a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

While incentive compensation paid to the Company’s manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, the Company notes that, as an example, in a given period, it may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of the Company’s core operations, as they are considered by management to be similar to realized losses incurred at acquisition. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments, as well as costs associated with the acquisition and integration of acquired businesses. Non-capitalized transaction-related expenses for the year ended December 31, 2015 include a $9.1 million settlement which the Company agreed to pay in connection with HSART. These costs are recorded as “General and administrative expenses” in the Company’s Consolidated Statements of Income. “Other (income) loss” excludes $14.5 million accrued during the year ended December 31, 2015 related to a reimbursement from Ocwen for certain increased costs resulting from further S&P servicer rating downgrades of Ocwen.

In the fourth quarter of 2014, the Company modified its definition of core earnings to include accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believe that it is appropriate to record a yield thereon. This modification had no impact on core earnings in 2014 or any prior period. In the second quarter of 2015, the Company modified its definition of core earnings to exclude all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because the Company believes deferred taxes are not representative of current operations. This modification was applied prospectively due to only immaterial impacts in prior periods. In the fourth quarter of 2015, the Company modified its definition of core earnings to limit accreted interest income on RMBS where the Company receives par upon the exercise of associated call rights based on the estimated value of the underlying collateral, net of related costs including advances. The Company made the modification in order to be able to accrete to the lower of par or the net value of the underlying collateral, in instances where the net value of the underlying collateral is lower than par. The Company believes this amount represents the amount of accretion it would have expected to earn on such bonds had the call rights not been exercised. This modification had no impact on core earnings in prior periods.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify and track the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current core performance using the same measure that management uses to operate the business. Management also utilizes core earnings as a measure in its decision-making process relating to improvements to the underlying fundamental operations of the Company’s investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions. Core earnings excludes certain recurring items, such as gains and losses (including impairment as well as derivative activities) and non-capitalized transaction-related expenses, because they are not considered by management to be part of the Company’s core operations for the reasons described herein. As such, core earnings is not intended to reflect all of the Company’s activity and should be considered as only one of the factors used by management in assessing the Company’s performance, along with GAAP net income which is inclusive of all of the Company’s activities.

The primary differences between core earnings and the measure the Company uses to calculate incentive compensation relate to (i) realized gains and losses (including impairments), (ii) non-capitalized transaction-related expenses and (iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from core earnings and included in the Company’s incentive compensation measure (either immediately or through amortization). In addition, the Company’s incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike core earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations. The Gain on Remeasurement of Consumer Loans Investment was treated as an unrealized gain for the purposes of calculating incentive compensation and was therefore excluded from such calculation.

Core earnings does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flow from operating activities, each as determined in accordance with U.S. GAAP, and our calculation of this measure may not be comparable to similarly entitled measures reported by other companies. Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended		Year Ended December 31,
	December 31, 2016	September 30, 2016	2016	2015
Net income attributable to common stockholders	$225,157	$98,908	$504,453	$268,636
Impairment	38,297	20,040	87,980	24,384
Other Income adjustments:
Other Income
Change in fair value of investments in excess mortgage servicing rights	(17,100)	17,060	7,297	(38,643)
Change in fair value of investments in excess mortgage servicing rights, equity method investees	(7,918)	(6,261)	(16,526)	(31,160)
Change in fair value of investments in servicer advances	12,096	(21,606)	7,768	57,491
Gain on consumer loans investment	-	-	(9,943)	(43,954)
Gain on remeasurement of consumer loans investment	-	-	(71,250)	-
(Gain) loss on settlement of investments, net	4,510	17,079	48,800	19,626
Unrealized (gain) loss on derivative instruments	(14,278)	(26,962)	(5,774)	3,538
Unrealized (gain) loss on other ABS	2,096	(724)	2,322	(879)
(Gain) loss on transfer of loans to REO	(3,696)	(4,373)	(18,356)	(2,065)
Gain on Excess MSR recapture agreements	(614)	(768)	(2,802)	(2,999)
Other (income) loss	1,466	(146)	6,499	6,219
Total Other Income Adjustments	(23,438)	(26,701)	(51,965)	(32,826)

Other Income and Impairment attributable to non-controlling interests	(16,333)	(4,783)	(26,303)	(22,102)
Change in fair value of investments in mortgage servicing rights	(103,679)	-	(103,679)	-
Non-capitalized transaction-related expenses	1,472	2,608	9,493	31,002
Incentive compensation to affiliate	28,997	7,075	42,197	16,017
Deferred taxes	21,848	17,132	34,846	(6,633)
Interest income on residential mortgage loans, held-for sale	5,706	6,177	18,356	22,484
Limit on RMBS discount accretion related to called deals	(23,990)	-	(30,233)	(9,129)
Adjust consumer loans to level yield	(5,071)	(2,621)	7,470	71,070
Core earnings of equity method investees:
Excess mortgage servicing rights	5,975	6,092	18,206	25,853
Core Earnings	$154,941	$123,927	$510,821	$388,756

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release, including without limitation, statements as to the Company’s expectations for closing transactions with Citi and other parties with which it has agreed to acquire MSRs, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Cautionary Statements Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the SEC, which are available on the Company’s website (www.newresi.com). New risks and uncertainties emerge from time to time, and it is not possible for New Residential to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Residential expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Residential's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

Source: New Residential Investment Corp.

Investor Relations, 212-479-3150